Exhibit 99.1

NEWS RELEASE

BIOFUEL ANNOUNCES AMENDMENT TO CREDIT AGREEMENT

DENVER, COLORADO – AUGUST 29, 2008 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF) – BioFuel Energy Corp. (NASDAQ: BIOF) announced today that its operating subsidiaries, which own and operate the Wood River and Fairmont ethanol plants, had amended their credit agreement.  The amendment permits the subsidiaries’ full access to their $20 million working capital facility and permits daily access to their revenue account, in each case solely for the purchase of corn, natural gas, chemicals, enzymes, denaturant and electricity.  Previously, the subsidiaries had access to only $5 million of their working capital line and the ability to disburse their revenues only at the end of each month.  As a result, the operating subsidiaries now appear to have sufficient liquidity to complete the commissioning of the ethanol plants.  The Company’s plants began commercial operations in June. They are expected to complete initial performance testing within the next two to three weeks.

The Company indicated that the amendment will not permit it to completely meet its obligations to Cargill incurred in delivering corn to the operating subsidiaries and as a result of the parent company’s hedging over the past two months.  As previously reported, the Company engaged in a series of hedging transactions with Cargill that resulted in significant losses.  All such hedging transactions have now been closed out.  At August 27, 2008, the Company had approximately $36 million of realized hedging losses.  In addition, it held short term corn delivery obligations which incorporated a further $3 million of unrealized losses.  Cargill has not yet been paid for approximately $22 million of these amounts.  The parent company currently does not have sufficient liquidity to retire these obligations.  The operating subsidiaries have received approximately $25 million of parent company corn inventory that it has not been reimbursed for.  Under the bank agreement, as amended, such reimbursement cannot currently be made.  The Company indicated that it intends to continue to review possible solutions with Cargill and its operating subsidiaries’ lenders.  However, there can be no assurances that these efforts will prove successful.

This release contains certain forward-looking statements within the meaning of the Federal securities laws.  Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved.  Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K.

BioFuel Energy currently has two 115 million gallons per year ethanol plants in the Midwestern corn belt.

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Contact:	Kelly G. Maguire	For more information:
	Vice President - Finance and	www.bfenergy.com
Chief Financial Officer
(303) 592-8110
kmaguire@bfenergy.com